Exhibit 10.8

                                G REMAINDER CORP.
                               823 Eleventh Avenue
                            New York, New York 10019

                                  March 1, 2000

Gristede's Operating Corp.
823 Eleventh Avenue
New York, New York 10019

Gentlemen:

      On February 6, 1998 G Remainder Corp. ("G Corp.") and Gristede's Operating Corp ("Gristede's") entered into an asset purchase agreement (the "Purchase Agreement") pursuant to which G Corp. agreed to sell to Gristede's certain assets subject to certain liabilities relating to a supermarket located at 1644 York Avenue, New York, New York (the "Store").

      This letter sets forth our agreement as follows:

      1. Effective as of February 6, 1998 the Purchase Agreement and the purchase and sale thereunder are rescinded.

      2. Effective as of February 6, 1998, Gristede's shall have the right to operate the Store and all of the assets comprising the Store for its own account. From February 6, 1998 (the "Commencement Date") until the termination of this Agreement, Gristede's agrees to (i) provide all personnel for the operations of the Store at its own cost and expense, (ii) pay all taxes incurred from the operation of the Store, (iii) make all payments required to be made by the tenant under the lease for the Store directly to the landlord and (iv) pay all other expenses incurred in connection with the operations of the Store. Gristede's shall be entitled to retain all revenues generated from the operation of the Store.

      3. Without limiting the generality of Paragraph 2 hereof, Gristede's is hereby granted, full and complete authority to operate the Store under the name "Gristede's" or under such other name as Gristede's shall from time to time deem appropriate, and to do everything and to take such action necessary for the conduct of business of the Store and for the purchasing of merchandise and equipment for the operation of the Store as Gristede's shall in its sole discretion determine. By means of example and not of limitation, Gristede's may conduct the following activities with respect to the Store:

      - Purchasing inventory, merchandise and equipment; maintaining the operating books and accounting records of the Store; conducting sale and promotional activities; and conducting all merchandising and advertising activities;

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      -     Hiring and firing of employees, agents, and the dealing with independent contractors as Gristede's shall deem necessary, convenient, advantageous or proper to the operation of the business at the Store;

      - Applying for such licenses and permits as Gristede's may determine to be necessary, convenient, advantageous or proper for the operation of the Store;

      - Implementing selling prices and gross margin goals set by Gristede's from time to time;

      - Negotiating contracts for the purchase, sale or disposition of merchandise and equipment at retail or wholesale, upon such terms as Gristede's shall determine to be necessary, convenient, advantageous or proper;

      - Negotiating contracts of any type and description for services that Gristede's may determine from time to time to be necessary, convenient or advantageous to the operation of the business at the Store;

      - Negotiating leases for personal property and/or real property for the Store;

      - Obtaining and maintaining insurance policies as Gristede's may deem necessary, convenient, advantageous or proper for the operation of the business at the Store, naming itself as insured party.

      4. Gristede's hereby agrees to indemnify, defend and hold harmless G Corp., its directors, officers, employees, agents and affiliates and their successors and assigns, from and against all claims, actions or causes of action, assessments, demands, losses, damages, judgments, settlements, liabilities, costs and expenses, including, without limitation, costs and legal or other expenses for investigating or defending any action or threatened actions, interest, penalties, and reasonable attorneys' fees and expenses of any nature whatsoever, whether actual or consequential (collectively, "Damages") asserted against, resulting to, imposed upon or incurred by G Corp., directly or indirectly, by reason of Gristede's operation of the Store. G Corp. shall promptly notify Gristede's of the existence of any claim, demand or other matter to which the indemnification obligations may apply. G Corp. shall give Gristede's reasonable opportunity to defend the same at its own expense and with counsel of its own selection; provided that G Corp. may participate in such defense with its own counsel at its own expense.

      5. (a) To induce Gristede's to enter into this Agreement, G Corp. grants Gristede's, its parent Gristede's Foods, Inc. ("GRI"), or any other affiliated or non-affiliated entity designated by Gristede's or GRI, an option, valid until December 31, 2005, to purchase the Store at the fair market price established on October 11, 1999 by the GRI board (excluding John Catsimatidis) for the Store. This option price is $2,778,175.00.

      (b) In consideration of the grant to Gristede's of the operating rights to the Store as provided herein, Gristede's shall pay to G Corp. $1.00 per annum from the Commencement Date, plus such amount as shall from time to time be determined by the directors of GRI (excluding John Catsimatidis).


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      6. This Agreement shall terminate on December 3, 2000; provided, however, that the term of this Agreement shall automatically be extended for additional one year periods unless either Gristede's or G Corp. shall have given the other notice that it does not wish to extend this Agreement not later than ninety (90) days prior to the end of the then current term.

      7. The terms and conditions of this Agreement shall inure to the successors and assigns of each party.

      8. This Agreement constitutes the entire agreement between Gristede's and G Corp. concerning the subject matter hereof and shall be deemed to supersede and replace all prior agreements, understandings and undertakings, whether oral or written.

      If this Agreement correctly expresses your understanding, kindly so indicate by signing all of the enclosed copies and by returning two (2) fully executed copies to the undersigned.

                                        Very truly yours,

                                        G REMAINDER CORP.


                                        By: /s/ John a. Catsimatidis
                                           -------------------------------------
                                           John A. Castimatidis
                                           Chairman of the Board

This 1st day of March 2000, the undersigned hereby acknowledges and agrees to the foregoing terms and conditions.

                                        GRISTEDE'S OPERATING CORP.


                                        By: /s/ John A. Catsimatidis
                                           -------------------------------------
                                           John A. Catsimatidis
                                           Chairman of the Board


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